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                                                                 EXHIBIT 99.1

Contact:                                             Contact:
Telecomm Industries Corp.                            Telecomm Industries Corp.
Dave Gruber                                          Paul Satterthwaite
Phone: (330) 963-0566                                Phone: (317) 202-3050


         Telecomm Industries Corp. Signs Definitive Agreement with
                       PentaStar Communications, Inc.

     Naperville, Illinois- April 24, 2000 - Telecomm Industries Corp. (TCMM:OTC BB) announced today that it has executed a definitive agreement to sell its network services division to PentaStar Communications, Inc. (NASDAQ:
PNTA), one of the largest communications services agents in the country.

     Under the terms of the purchase agreement, the initial consideration for the transaction is approximately $13.6 million, consisting of $7.1 million in cash and PentaStar common stock and the assumption of approximately $6.5 million in debt. In addition, under an earn-out provision in the agreement, Telecomm could potentially earn up to $8.9 million in additional compensation based on financial results for the period of April 1, 2000 through March 31, 2001, bringing the total value of the deal to $22.5 million. The definitive agreement is subject to approval by the shareholders of Telecomm Industries.

     Paul Satterthwaite, the President and CEO of Telecomm Industries commented, "The sale of the network services division is a significant event for the company. Not only does it provide cash consideration, but it also eliminates the majority of our current and long-term debt. In addition, it provides an opportunity to generate substantial value during the earn-out period, and most importantly allows our shareholders to retain the ability to fully capitalize on the public market valuation of the network agency business. Telecomm will now be in a position to focus on the completion of the Internet strategy commenced last year with the creation of its subsidiary NetVision.Com. The telecommunications and data equipment installation and service business of Telecomm provides the platform to launch Internet infrastructure services to the customer base in our five state region and beyond."

     Telecomm Industries Corp. is one of the nation's largest distributors of voice and data services for Ameritech and BellSouth. Telecomm combines these services with products from world-class manufacturers to provide single source telecommunications and computing solutions to its business customers. Telecomm owns approximately eighty-five percent of its subsidiary, NetVision.Com, which operates as an Internet service provider and focuses on web hosting, e-commerce and other business-to-business applications and services. For more information please visit the company's website at www.tcmm.com.

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     PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers.

     PentaStar's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1522 Blake Street, Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com

     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The execution of a definitive agreement is merely one of a number of necessary steps prior to the closing of a transaction. The Company makes no representation with regard to final completion of the merger. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report for fiscal 1999 on Form 10-KSB. Investors should read this release in conjunction with these filings for a description of these and other factors that could cause actual results to differ materially from those in the forward-looking statements.